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EXHIBIT (24)


                       FIRST OF AMERICA BANK CORPORATION

                               POWER OF ATTORNEY


Each of the undersigned directors of First of Arnenca Bank Corporation does hereby authorize each of Richard F. Chormann and Thomas W. Lambert and each of them to execute in his or her behalf and sign his or her name to the Annual Report on Form 10-K for the year ended December 31, 1996, of the said corporation to the Securities and Exchange Commission and any amendment or amendments thereto and appoints the same Richard F. Chormann and Thomas W. Lambert and each of them as attomey in fact to sign in his or her behalf individually and as a director of said corporation such report and any amendments thereof.


/S/  DANIEL R. SMITH

/S/  JOSEPH J. FITZSIMMONS

/S/  MARTHA M.MERTZ

/S/  JOEL N. GOLDBERG

/S/  ROBERT L. HETZLER

/S/  JAMES S. WARE

/S/  WALTER J. WOLPIN

/S/  LEY S. SMITH

/S/  CLIFFORD L. GREENWALT

/S/  DOROTHY A. JOHNSON

/S/  JON E. BARFIELD



Dated: January 15, 1997